Exhibit 99.4

Visa Inc. Completes Acquisition of CyberSource Corporation

On July 21, 2010, Visa Inc. (NYSE: V) completed the acquisition of CyberSource Corporation at a price of $26.00 per share, or a total of approximately $2.0 billion, to be paid with cash on hand.

1.	Who is CyberSource?

CyberSource is an established industry leader in eCommerce payments and plays a role in processing approximately 25 percent of all eCommerce dollars transacted in the United States. Founded in 1994, CyberSource was one of the world’s first payment gateways, connecting online merchants to payment networks, including Visa. Today, CyberSource offers a full-service payment management platform for eCommerce merchants, combining global payment connectivity and processing with fraud management and secure payment hosting. These capabilities help merchants increase revenue through global growth while minimizing monetary loss through fraud and provide them with fast and efficient connectivity to payment networks, including Visa. Services are provided through two solution brands, CyberSource (large business) and Authorize.Net (small business).

2.	Why is Visa acquiring CyberSource?

The acquisition of CyberSource is an important step in Visa’s commitment to deliver an enhanced value proposition to merchants, financial institutions and consumers. The acquisition will result in a compelling combination whose assets and expertise are expected to support long-term growth by:

•	Accelerating Visa’s growth in the eCommerce category, driving the usage of Visa debit, prepaid and credit products for online purchases.

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Drawing on Visa’s financial institution relationships and global presence to more rapidly drive international expansion of CyberSource’s products and services. Today, the majority of CyberSource’s revenues are generated in the United States, leaving tremendous opportunity for global growth.

•	Building on CyberSource’s relationships with merchants to expand the adoption and enhance the functionality of other Visa eCommerce solutions such as Rightcliq.

•	Delivering best-in-class fraud management services to accelerate adoption of CyberSource solutions.

•	Increasing adoption of CyberSource’s secure payment data hosting solutions to address a growing merchant need.

3.	Can you explain the difference between Visa’s role and CyberSource’s role in the payment processing system?

For online transactions, CyberSource’s technology performs payment routing and is similar to the card swipe machine found in the physical retail world. CyberSource manages the routing of transactions for online merchants, offers automated fraud management solutions, secures payment data storage services and provides a safe and secure connection to a multitude of payment networks, including Visa.

Visa does not issue cards, extend credit or set rates and fees for consumers. It is a global payments technology company that connects consumers, businesses, financial institutions and governments. Visa provides transaction-based services to our financial institution and merchant customers through VisaNet, our secure, centralized and global processing platform.

4.	Who are CyberSource’s customers? What businesses are they in?

The company serves more than 300,000 merchants through its CyberSource and Authorize.Net branded solutions. CyberSource clients include medium to large businesses such as British Airways, Gucci Group and Google, while its Authorize.Net solutions serve small businesses with $3 million or less in annual online sales.

5.	How will customers using CyberSource and Authorize.Net brand solutions be affected?

There will be no disruption to service. CyberSource will continue to provide its industry-leading electronic payment, risk management, and payment security solutions to online merchants large and small. Services will not be restricted to Visa payment products. CyberSource will be able to utilize Visa’s financial institution relationships and global presence to drive international expansion of CyberSource’s products and services. Customers will ultimately benefit from a broader portfolio of products and services that a combined CyberSource/Visa entity can offer.

6.	How will this proposed acquisition impact CyberSource and Authorize.Net solution resellers and partners?

Visa recognizes that part of CyberSource’s success is driven by its strong sales channel with 4,700 resellers and affiliates, and the company has no plans to make substantive changes to CyberSource’s Authorize.Net solution, partner programs or operations.

7.	How will Visa’s clients benefit?

The acquisition will accelerate Visa’s growth in the eCommerce category, thereby increasing the usage of Visa debit, prepaid and credit products for online purchases. CyberSource’s enhanced fraud protection services ensure Visa’s consumers safer, more efficient transactions from online merchants. Given that the majority of CyberSource’s transactions are currently derived from the U.S., there is tremendous opportunity to expand its services globally, providing increased eCommerce revenue for Visa’s clients.

8.	How will CyberSource operate as part of Visa?

CyberSource will operate as a wholly-owned subsidiary of Visa Inc. CyberSource President and CEO Michael Walsh will continue to oversee CyberSource’s operations. CyberSource’s Executive Chairman and Founder, William McKiernan, will join Visa as an Executive Advisor to assist in the integration of the two businesses. Visa has no plans to make any substantive changes to CyberSource’s operations and intends to invest in CyberSource’s business and its employees.

9.	Whom should we contact with more questions?

Please contact your current account executive with additional questions.

Forward Looking Statements

This document contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and similar expressions. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of Visa Inc. and CyberSource. The forward-looking statements in this document address a variety of subjects including, for example, the potential benefits of the merger and CyberSource’s long-term growth. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that CyberSource’s business will not be successfully integrated with Visa’s business; costs associated with the merger; the rate of Visa’s growth in the eCommerce category; ; the success of CyberSource’s international expansion; Visa’s ability to draw on its financial relationships and global presence in growing CyberSource; increased merchant need for secure payment data hosting solutions; and the other factors more fully described in Visa Inc.’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended September 30, 2009, and its quarterly report filed on Form 10-Q for the first quarter of 2010. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

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